Exhibit 99.1

FOR IMMEDIATE RELEASE

LINCOLN FINANCIAL GROUP ENTERS AGREEMENT

TO SELL WEALTH MANAGEMENT BUSINESS TO OSAIC, INC.

❖

Lincoln’s independent broker-dealer and registered investment advisory firms, including a national network of financial professionals, will be acquired by Osaic effective upon the transaction closing, which is expected in the first half of 2024.

❖

The transaction is expected to provide approximately $700 million of capital benefit to Lincoln upon closing, which is anticipated to be used primarily to increase the company’s risk-based capital ratio. Lincoln also plans to use a portion of the capital benefit to reduce its leverage ratio. There are no expected material impacts to ongoing free cash flow or earnings as a result of this transaction.

❖

Lincoln retains all aspects of Lincoln Financial Distributors (LFD), its industry-leading wholesale distribution franchise, which drives organic growth across Lincoln’s distinct retail product value propositions through a broad distribution network. Lincoln will also retain its channel of independent agents, which will now be part of LFD. Additionally, as part of the transaction, LFD will further expand its strong distribution relationship with Osaic, including the network of financial professionals that will transition as part of this transaction, and Osaic’s broader financial professional network.

RADNOR, Pa., Dec. 14, 2023 – Lincoln Financial Group (NYSE: LNC) today announced that it has signed a stock purchase agreement with Osaic, Inc. (Osaic), one of the nation’s largest providers of wealth management solutions, which will acquire Lincoln’s wealth management business, including all ownership interests in the Lincoln subsidiary entities comprising that business. The transaction is expected to provide approximately $700 million of capital benefit to Lincoln upon closing, which is anticipated to be used primarily to increase the company’s risk-based capital ratio. Lincoln also plans to use a portion of the capital benefit to reduce its leverage ratio. There are no expected material impacts to ongoing free cash flow or earnings as a result of this transaction. The transaction is expected to close in the first half of 2024, subject to customary closing conditions, including regulatory approvals.

The transaction will include the sale to Osaic of Lincoln Financial Advisors Corporation (LFA) and Lincoln Financial Securities Corporation (LFS) – the company’s two independent broker-dealer and registered investment advisory firms. Together, these entities comprise a national network of approximately 1,450 financial professionals. Additionally, Lincoln’s home-office employees who support the wealth management business will transition to Osaic to continue to lead and support the business.

Lincoln will retain all aspects of Lincoln Financial Distributors (LFD), its industry-leading wholesale distribution franchise, which drives organic growth across Lincoln’s distinct retail product value propositions through a broad distribution network. Lincoln will also retain its channel of independent agents, which will now be part of LFD. Additionally, as part of the transaction, LFD will further expand its strong distribution relationship with Osaic, including the network of financial professionals that will transition as part of this transaction, and Osaic’s broader financial professional network.

“As we look ahead, we will continue to focus on growing our individual insurance solutions and workplace solutions businesses and leveraging our core strengths, including our distribution leadership and strong brand, to deliver future value for all of our stakeholders,” said Ellen Cooper, Chairman, President and CEO of Lincoln Financial Group. “We are pleased to have found a strong long-term home for Lincoln’s wealth management business, and we believe this transaction will greatly benefit this national network of financial professionals who deliver invaluable services for their clients each and every day. We look forward to our continued partnership with our colleagues who will join Osaic, and together, we will ensure continuity and support a smooth and seamless transition.”

“We’re excited to welcome Lincoln Wealth’s impressive leadership team, financial professionals and dedicated employees to Osaic. This transaction was driven by the strong partnership between Osaic and Lincoln Financial Group which will continue into the future,” said Jamie Price, CEO of Osaic. “The cultural alignment between Lincoln Wealth and Osaic makes this a natural fit and we look forward to continuing to serve this network of financial professionals with the strong culture of community and development they have built.”

Wells Fargo Securities, LLC is serving as exclusive financial advisor to Lincoln National Corporation in connection with the transaction.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, performance or financial results, including the closing of the transaction and the timing thereof, the expected capital benefit and uses thereof, and the expected impact of the transaction on free cash flow and earnings. Our most recent Annual Report on Form 10-K, as well as other reports that we file with the SEC, include risk factors that could affect our future actions, businesses and financial performance and results. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors or to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

About Lincoln Financial Group

Lincoln Financial Group helps people to plan, protect and retire with confidence. As of Dec. 31, 2022, approximately 16 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection and retirement plan services. As of September 30, 2023, the company had $290 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, Pa., Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

Contacts:	Tina Madon	Amy Ponticello
	800-237-2920	484-269-7151
	Investor Relations	Media Relations
	InvestorRelations@LFG.com	Amy.Ponticello@LFG.com